 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemomab Therapeutics Ltd. (formerly Anchiano Therapeutics Ltd.):

We consent to the use of our report dated March 7, 2021, with respect to the consolidated financial statements of Anchiano Therapeutics Ltd. incorporated herein by reference.

/s/ Somekh chaikin Somekh Chaikin
Certified Public Accountants (lsr.)
Member Firm of KPMG International

Tel Aviv, Israel

September 13, 2021